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                                                                    EXHIBIT 99.1



                             STOCKHOLDERS' AGREEMENT



       This Agreement made as of this 11th day of January, 1993, by and among ImmunoGen, Inc., a Massachusetts corporation with its principal place of business at 148 Sidney Street, Cambridge, Massachusetts 02139 ("IMMUNOGEN"), Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit corporation with its principal place of business at 44 Binney Street, Boston, Massachusetts 02115 ("DFCI"), Dr. Stuart Schlossman, a Massachusetts resident residing at One Fox Place, Newton Center, Massachusetts 02159 ("SCHLOSSMAN"; Schlossman and DFCI are collectively referred to herein as the "STOCKHOLDERS" and individually as a "STOCKHOLDER"), and Apoptosis Technology, Inc., a Massachusetts corporation with its principal place of business at 148 Sidney Street, Cambridge, Massachusetts 02139("ATI").


       WHEREAS, ImmunoGen owns 7,000 shares of $.01 par value Class A Preferred Stock (the "PREFERRED STOCK") of ATI and each of the Stockholders presently owns 1,000 shares of $.01 par value Common Stock (the "COMMON STOCK") of ATI; and


       WHEREAS, the purpose of this Agreement is to provide a mechanism to enable the Stockholders to realize the value of their ownership interest in ATI through certain liquidity arrangements and to place certain restrictions upon all of the present and future shares of the Common Stock of ATI held or to be held by the Stockholders.


       NOW, THEREFORE, in consideration of the foregoing and the mutual premises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:



       SECTION 1.   DEFINITIONS.


       (A) "Additional Stockholder Shares" -- Any issued and outstanding shares of any class of equity securities of ATI, acquired by any of the Stockholders after the date hereof.


       (B) "Closing Date" -- The date on which the closing shall take place on the sale and purchase of any Stockholder Shares (as defined below) pursuant to this Agreement.


       (C) "Stockholder Shares" -- All of the issued and outstanding shares of Common Stock of ATI owned by any of the Stockholders as of the date hereof.





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       SECTION 2.   GENERAL RESTRICTIONS ON TRANSFER OR OTHER DISPOSITION OF THE
STOCKHOLDER SHARES.


       (A) GENERAL RESTRICTIONS. No Stockholder shall sell, transfer, assign or otherwise dispose of, pledge, hypothecate or otherwise encumber any of the Stockholder Shares or Additional Stockholder Shares, whether voluntarily or by operation of law, except as provided in this Agreement. Any purported sale, transfer, assignment or other disposition or pledge, hypothecation or other encumbrance in violation of this Agreement shall be void and ineffectual and shall not operate to transfer any interest or title. All stock certificates for any Stockholder Shares or Additional Stockholder Shares held by or to be hereafter issued to any of the Stockholders shall contain a restrictive endorsement subjecting the transfer, assignment or other disposition, or the pledge, hypothecation or other encumbrance, of the Stockholder Shares and Additional Stockholder Shares thereby represented to the terms and conditions of this Agreement and each of the Stockholders shall surrender to ATI at the time of execution of this Agreement all stock certificates for Stockholder Shares for the purpose of placing such a legend on such certificates. In the event any Stockholder shall fail to deliver to ImmunoGen any stock certificate representing shares which such Stockholder is obligated to transfer to ImmunoGen pursuant to the terms of this Agreement, then, upon deposit in a separate account, which need not bear interest, of the purchase price for such shares as determined in accordance with the terms of this Agreement, ATI shall be entitled to treat such shares as transferred in accordance with the terms of this Agreement, to treat such transferee as the owner of such shares for all purposes and to deem cancelled the certificate or certificates issued in the name of such Stockholder for such shares. The purchase price so deposited shall be paid to such Stockholder from such account upon surrender by such Stockholder of the certificate or certificates representing such shares. ATI shall not be required to transfer any Stockholder Shares or Additional Stockholder Shares which shall have been purportedly sold or transferred in violation of this Agreement or to treat as the owner of such Stockholder Shares or Additional Stockholder Shares, whether for purposes of voting such Stockholder Shares or Additional Stockholder Shares, receiving any dividends or other distributions or for any other purpose, any such purported transferee.


       (B) PERMITTED TRANSFERS TO FAMILY. Nothing herein shall preclude the gift of any of the Stockholder Shares or Additional Stockholder Shares held by any Stockholder to his or her spouse, child, stepchild, grandchild, parent or sibling, or legal dependent or to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be either such a






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person or the Stockholder (a "Familial Transfer"). In any such case, applicable references in this Agreement to a Stockholder shall be deemed to include each permitted transferee of a Stockholder pursuant to a Familial Transfer, and in each such case as a condition of such transfer, each recipient of such Stockholder Shares or Additional Stockholder Shares shall be required to execute a written instrument agreeing to be bound by the terms and provisions of this Agreement in the same manner as the transferor of such Stockholder Shares or Additional Stockholder Shares.



       SECTION 3. RIGHT OF FIRST REFUSAL TO PURCHASE STOCKHOLDER SHARES AND ADDITIONAL STOCKHOLDER SHARES.


       (A) In the event that any Stockholder wishes to dispose of all or any portion of his, her or its Stockholder Shares or Additional Stockholder Shares (other than pursuant to a Familial Transfer) (the "Offered Shares"), such Stockholder shall not offer any of such Stockholder Shares or Additional Stockholder Shares to a third party unless and until such Stockholder shall have complied with the provisions of this Subsection (A). Such Stockholder shall first offer the Offered Shares for sale to ImmunoGen in a written notice to ImmunoGen, whereupon such Stockholder and ImmunoGen shall enter into good faith negotiations to determine the purchase price for the Offered Shares. If within thirty (30) days of such notice, the selling Stockholder and ImmunoGen have not reached agreement on the purchase price, then the selling Stockholder shall be free to offer the Offered Shares to a third party, provided the Stockholder complies with the provisions of Subsections (B), (C) and (D) below.


       (B) In the event that any Stockholder wishes to dispose of all or any portion of his or her Stockholder Shares or Additional Stockholder Shares (other than pursuant to a Familial Transfer) and such Stockholder shall have complied with Subsection (A) above, then such Stockholder may offer the Offered Shares to a third party, subject to the provisions of this Subsection (B) and Subsections
(C) and (D) below. Upon the receipt by the selling Stockholder of a bona fide written offer from a third party, the selling Stockholder shall simultaneously notify ImmunoGen and ATI of the identities of the proposed purchaser or purchasers, the number of Offered Shares and a copy of such written offer setting forth the proposed price and terms of sale (the "Offer Notice"). Despite any revocation of the third party written offer, the selling Stockholder shall, at the option of ImmunoGen exercised in accordance with Subsection (C) below, be obligated to sell the Offered Shares to ImmunoGen at the price and on the terms of the third party written offer,





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subject to compliance with the following provisions. For all purposes of this
Section 3, the "First Refusal Price" shall be the price (and upon the terms) contained in the Offer Notice, provided, that in the event the consideration to be paid pursuant to the Offer Notice includes anything other than United States dollars, at ImmunoGen's option ImmunoGen may substitute United States dollars equal to the fair value of such other consideration in lieu thereof. Such fair value shall be conclusively determined in good faith by the Board of Directors of ATI.


       (C) ImmunoGen shall have a right of first refusal to purchase all, but not less than all, of the Offered Shares at the First Refusal Price. ImmunoGen shall exercise its right to purchase the Offered Shares by written notice to the selling Stockholder within thirty (30) days following receipt of the Offer Notice. The notice from ImmunoGen shall designate the place for closing in the greater Boston area and the Closing Date, which shall be no later than sixty
(60) days following receipt of the Offer Notice.


       (D) If ImmunoGen shall not have notified the selling Stockholder of its intention to purchase all of the Offered Shares as provided in Subsection (C) above, then the selling Stockholder shall be permitted during the thirty (30) days after the first thirty (30) days after the receipt by ImmunoGen of the Offer Notice to sell all, but not less than all, of the Offered Shares to the same purchaser or purchasers, at the same price and on the same terms as set forth in the Offer Notice, provided such purchaser or purchasers execute a written instrument agreeing to be bound by the terms and provisions of this Agreement in the same manner as the transferor of such Stockholder Shares; provided, however, that the purchaser or purchasers shall not have the benefit of, and shall not be entitled to exercise, the Put Option set forth in Section 4(A). If the selling Stockholder shall have received a notice from ImmunoGen, but ImmunoGen shall have failed to tender the First Refusal Price on or before the Closing Date specified in such notice, then the selling Stockholder shall be permitted, for a period of thirty (30) days after such Closing Date, to sell all of the Offered Shares to the same purchaser or purchasers, at the same price and on the same terms as set forth in the Offer Notice, provided such purchaser or purchasers execute a written instrument agreeing to be bound by the terms and provisions of this Agreement in the same manner as the transferor of such Stockholder Shares or Additional Stockholder Shares; provided, however, that the purchaser or purchasers shall not have the benefit of, and shall not be entitled to exercise, the Put Option set forth in Section 4(A).




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       SECTION 4.   RIGHT TO SELL AND PURCHASE SHARES.


       (A) PUT OPTION. In the event that, prior to January 11, 1998, ATI shall not have sold securities to the public in an offering registered under the Securities Act of 1933, as amended (or successor legislation) in which the total offering price is at least $5,000,000, then, at any time on or after January 11, 1998 but before January 11, 1999, upon the written request of a Stockholder to ImmunoGen, said Stockholder shall have the right to sell, and ImmunoGen shall be obligated to purchase, all but not less than all of the Stockholder Shares owned by said Stockholder to ImmunoGen (the "Put Option"). The purchase price per Stockholder Share shall be determined as set forth in Subsection (C) below and the Closing Date shall be determined in accordance with Subsection (D) below.


       (B) CALL OPTION. In the event that, prior to January 11, 1998, ATI shall not have sold securities to the public in an offering registered under the Securities Act of 1933, as amended (or successor legislation) in which the total offering price is at least $5,000,000, then, at any time on or after January 11, 1998 but before January 11, 1999, ImmunoGen shall have the right to purchase, and each of the Stockholders shall be obligated to sell, all but not less than all of the Stockholder Shares owned by each Stockholder upon written notice by ImmunoGen to one or more of such Stockholders (the "Call Option"). The purchase price per Stockholder Share shall be determined as set forth in Subsection (C) below and the Closing Date shall be determined in accordance with Subsection (D) below.


       (C) PURCHASE PRICE PER STOCKHOLDER SHARE. The purchase price to be paid per Stockholder Share upon the exercise of the Put Option or the Call Option ("Purchase Price") shall be determined as follows:


       (1) If the Put Option or the Call Option is exercised at any time on or after January 11, 1998 but before July 11, 1998, the purchase price per Stockholder Share shall be $871.93; and


       (2) If the Put Option or the Call Option is exercised at any time on or after July 11, 1998 but before July 11, 1999, the purchase price per Stockholder Share shall be $980.92.


       (D) EXERCISE OF PUT OPTION OR CALL OPTION; CLOSING DATE. The party exercising the Put Option or the Call Option, as the case may be, shall deliver written notice of its exercise (an





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"EXERCISE NOTICE"), designating a place for the closing in the greater Boston area and the Closing Date for such transaction, which Closing Date shall be not more than sixty (60) days after delivery of such Exercise Notice.


       (E) PAYMENT OF PURCHASE PRICE. At ImmunoGen's option, ImmunoGen shall pay the Purchase Price either (i) by certified or bank check, or (ii) by the delivery to the Stockholders of shares of ImmunoGen's common stock (the "Exchanged Shares"). If ImmunoGen opts to pay the Purchase Price by delivery of Exchanged Shares, the number of Exchanged Shares ImmunoGen shall be obligated to deliver to each Stockholder at the closing shall be determined by dividing the Purchase Price due each Stockholder by the average closing price for shares of ImmunoGen's common stock as reported in the NASDAQ National Market System during the twenty (20) trading days preceding the Closing Date. (Such average closing price shall be determined by adding the closing prices for each of such twenty
(20) days and dividing such sum by twenty (20).) ImmunoGen shall not be obligated to exchange any fractional shares, and to the extent any Stockholder is due an amount exceeding the value of a whole number of shares of ImmunoGen common stock, then ImmunoGen shall pay such Stockholder the difference by check.

       SECTION 5.   BOARD OF DIRECTORS.


       The parties hereto agree that within two (2) years of the date of this Agreement they will cause to be elected to the Board of Directors of ATI one director who is not an employee of either ImmunoGen or DFCI.

       SECTION 6.   GENERAL.


       (A) DELIVERY OF STOCK CERTIFICATES. At any closing hereunder, the seller of Stockholder Shares and/or Additional Stockholder Shares shall be required to deliver certificates for the Stockholder Shares and/or Additional Stockholder Shares being sold to ImmunoGen with appropriate endorsement or with separate stock powers and such other documentation as is necessary to vest ImmunoGen with absolute title to the Stockholder Shares and/or Additional Stockholder Shares being sold, free and clear of all liens, encumbrances, charges, liabilities, debts and restrictions; and ImmunoGen shall deliver to the Stockholder the consideration determined in accordance with this Agreement for such shares.


       (B) ADJUSTMENT PROVISIONS. If ATI shall pay a stock dividend or declare a stock split on or with respect to any of





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its Common Stock, or otherwise distribute securities of ATI to the holders of its Common Stock, the number of shares of stock or other securities of ATI issued with respect to the Stockholder Shares then subject to the Put Option and the Call Option shall be added to the Stockholder Shares then subject to the Put Option and the Call Option without any change in the aggregate purchase price otherwise payable with respect thereto. If ATI shall distribute to its stockholders shares of stock of another corporation, the shares of stock of such other corporation distributed with respect to the Stockholder Shares then subject to the Put Option and the Call Option shall be added to the Stockholder Shares covered by the Put Option and the Call Option without any change in the aggregate purchase price otherwise payable with respect thereto.


       If the outstanding shares of Common Stock of ATI shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of Common Stock of ATI, or if ATI shall be a party to any capital reorganization, there shall be substituted for the Stockholder Shares then covered by the Put Option and the Call Option such amount and kind of securities as are issued in such subdivision, combination, reclassification, or capital reorganization in respect of the Stockholder Shares subject to the Put Option and the Call Option immediately prior thereto, without any change in the aggregate purchase price otherwise payable with respect thereto.


       SECTION 7.   MISCELLANEOUS.


       (A) ENTIRE AGREEMENT. This Agreement represents the entire contract among the parties relating to the subject matter hereof. No statements, representations, warranties (express or implied), writings, understandings or agreements of any party or of any representative of any party which are not set forth herein relating to such subject matter shall be binding. This Agreement may not be amended, modified or altered, except by a supplemental writing executed by the parties hereto which expressly refers to this Agreement.


       (B) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their transferees, successors, assigns, estates, personal and legal representatives, executors, administrators and heirs, provided that if ImmunoGen shall purchase any shares from any Stockholder, ImmunoGen shall not succeed to such Stockholder's rights or obligations with regard to such shares.


       (C) GOVERNING LAW. This Agreement shall be governed by the law of the Commonwealth of Massachusetts.




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       (D)   NOTICES.  Any notice required hereunder shall be deemed to have been validly given, if sent by certified mail, return receipt requested, postage prepaid or delivered in hand, or by recognized delivery service providing evidence of delivery, in the case of ATI, at the following address to the attention of its President: 148 Sidney Street, Cambridge, MA 02139, in the case of ImmunoGen at the following address to the attention of its President: 148 Sidney Street, Cambridge, MA 02139, in the case of DFCI, at the following address to the attention of its President: 44 Binney Street, Boston, Massachusetts 02115, and in the case of Schlossman, at the following address:
One Fox Place, Newton Center, Massachusetts 02159, or in any case to such other address as may be furnished in writing by one party to the other parties hereto.


       (E) COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.


       (F) WAIVER. No express or implied waiver by any party of any default shall be a waiver of any future or subsequent default. The failure or delay of any party in exercising any rights granted hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by any party shall not exhaust the same or constitute a waiver of any other right hereunder.


       (G) CAPTIONS. All section and descriptive headings are inserted for convenience only, and shall not affect any construction or interpretation hereof.


       (H) SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.


       (I) FURTHER INSTRUMENTS AND ASSURANCES. Each of the parties hereto agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or





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as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.



IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the individual parties and the corporate parties by their authorized officers, as the act and deed of said parties, on the day and year first hereinabove written.


                                            IMMUNOGEN, INC.



                                            By: /s/ Frank Pocher
                                                -------------------------------
                                            Name: Frank Pocher
                                            Title: Vice President


                                            APOPTOSIS TECHNOLOGY, INC.



                                            By: /s/ Mitchel Sayare
                                                -------------------------------
                                            Name: Mitchel Sayare
                                            Title: President





THE STOCKHOLDERS:


                                            DANA-FARBER CANCER INSTITUTE, INC.

                                            By: /s/ Bernard W. Janicki, Ph.D.
                                                -------------------------------
                                            Name: Bernard W. Janicki, Ph.D.
                                            Title: Director for Research




                                            Dr. Stuart Schlossman

                                            /s/ Stuart F. Schlossman
                                            -----------------------------------
                                            Dr. Stuart Schlossman




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